August 7, 1997



To the Persons Listed on
  Schedule A


Gentlemen and Ladies:

     This opinion is furnished to you pursuant to subsection 6(c) of the Underwriting Agreement dated July 31, 1997 (the "Underwriting Agreement") between Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative of the several underwriters named therein and First National Bank of Commerce, a national banking association ("Transferor"). Capitalized terms used but not defined herein have the same meaning ascribed thereto in the Underwriting Agreement.

     We have examined copies of the Underwriting Agreement, the Pooling and Servicing Agreement, the Supplement, the Loan Agreement, the forms of Certificates attached to the Supplement, a signed copy of the legal opinion of Correro, Fishman & Casteix, l.l.p., counsel to Transferor and a signed copy of the legal opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, l.l.p., special Louisiana counsel to Transferor. In addition, we have examined such other documents, corporate records and certificates of officers of Transferor as to matters of fact and of public officials as to matters within their jurisdiction and such other instruments and sources as we have deemed necessary and advisable for the purpose of rendering this opinion.

      In conducting our examination, we have assumed, without investigation, the authenticity of any documents submitted to us as an original, the conformity with the original of any document submitted to us as a copy, the authenticity of the original of any such copy and the genuineness of all signatures. We have relied, as to factual matters, on the documents we have examined and upon certificates of Transferor, its officers, public officials or other persons. We have also assumed the due authorization, execution, and delivery of all documents by parties thereto and, except as set forth in paragraph (i) below, the enforceability of any agreements included in such documents against parties thereto.

     Our opinions herein are limited to the Federal law of the United States of America.

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     Based on the foregoing, we are of the opinion that:

          (i) The statements in the Prospectus under the headings "U.S. Federal Income Tax Consequences" and "ERISA Considerations" insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein have been prepared or reviewed by us and are correct in all material respects.

          (ii) Based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions, and assuming that the Certificates are executed, delivered and authenticated in substantially the forms we have examined, we are of the opinion that the Certificates will be characterized as indebtedness that is secured by the Receivables, and that the Trust will not be characterized for Federal income tax purposes as an association (or publicly traded partnership) taxable as a corporation.

          The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the caption "U.S. Federal Income Tax Consequences" in the Prospectus which constitutes a part of the Registration Statement. No tax rulings have been or will be sought from the IRS with respect to any of the matters discussed herein.

     This opinion is for your use and may not be relied upon by any other person without our prior written consent.

                                   Very truly yours,



                                   MAYER, BROWN & PLATT




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                               Schedule A

Merrill Lynch, Pierce, Fenner & Smith Incorporated,
    as Representative of the Several Underwriters
World Financial Center, North Tower
250 Vesey Street
New York, New York  10055

First National Bank of Commerce
201 Saint Charles Avenue, 22nd Floor
New Orleans, Louisiana  70170

First NBC Credit Card Master Trust
c/o The First National Bank of Chicago
One First National Plaza
2 South Dearborn Street
Chicago, Illinois 60670

The First National Bank of Chicago
One First National Plaza
2 South Dearborn Street
Chicago, Illinois 60670

Standard & Poor's Ratings Services,
   a division of The McGraw-Hill
   Companies
25 Broadway
New York, New York  10004

Moody's Investors Service, Inc.
99 Church Street
New York, New York  10007

Union Bank of Switzerland
299 Park Avenue
New York, New York  10171